CONSENT AGREEMENT



                                                          December 29, 1983

Continental Illinois National Bank
  and Trust Company of Chicago
231 South LaSalle Street
Chicago, Illinois   60697

Dear Sirs:

      In order to induce you (the "Bank") to make those certain loans of $35,000,000, $15,000,000 and $13,000,000 to the undersigned (the
"Borrower"), evidenced by promissory notes in the respective amounts of $35,000,000 (the "$35,000,000 Note"), $15,000,000 and $13,000,000
(collectively, the "Notes"), each secured pursuant to a Security Agreement by an assignment of the partnership interest held by the undersigned in the New York general partnership known as 245 Park Avenue Company (the "Partnership"), the undersigned hereby agrees, for so long as any of such Security Agreements shall remain in effect.

      1) whenever Borrower's consent is requested by either of the other partners under the following sections of the Partnership Agreement establishing 245 Park Avenue Company (the "Agreement"), to notify Bank as soon as Borrower is notified of such request and, subject to the following paragraphs of this Consent Agreement, not to grant such consent without the Bank's prior written consent: (Section 2.3 Distributions of Capital, (provided that Bank's consent shall not be required if such capital distributions are made either on the basis of the Distributive Percentages of the partners as defined in the Agreement or on a basis more favorable to Borrower, and if such distribution is disbursed into the assignee deposit account required under Section 5 of the aforesaid Security Agreement),
Section 2.4 Additional Capital Contributions, Section 2.7 B Loans by Partners/Additional Loans (provided that in the case of either an additional capital contribution under Section 2.4 or a loan by a partner or an additional loan under Section 2.7, the Bank's consent shall not be required if such additional capital, loan by a partner or additional loan is in each case subordinated to the Bank's loan evidenced by the Notes, and may not be either partially or wholly repaid until the Notes have been repaid in full); Section 6.2 D(3) (respecting a sale of less than all of the 245 Properties or a sale and leaseback thereof); Section 6.2 E (respecting financing and refinancing other than as permitted by Section 6.2
F) (provided that in the case of either a sale under Section 6.2 D(3) or a financing or refinancing under Section 6.2 E, the Bank's consent shall not be required if the proceeds from such sale, financing or refinancing are sufficient to pay in full to the Bank at the initial closing thereunder the outstanding balance of the Notes); and Section 7.1 Transfer of Partnership Interests/In General; and

      2) not to enter into any modification, amendment or supplement to the Agreement, or otherwise engage in any action, or consent to or permit any action by any other partner in the Partnership, which would result in the creation of any interest prior in any respect to the interest of the Bank under the Security Agreements, including without limitation any distribution of capital to any of the partners in the Partnership, any additional capital contributions or loans or advances by any of the partners or any third party to the Partnership, or any sale of all or any part of the 245 Properties (as defined in the Agreement), or any partial or complete financing or refinancing with respect thereto, or any transfer of partnership interest by a partner other than Borrower, except as specifically permitted by the Agreement as of the date hereof, or except as allowed in the case of a distribution of capital, sale, financing or refinancing which does not require the Bank's consent under Section 1 hereof.

      By executing in the apace provided below, the Bank agrees that whenever its consent shall be required under Section 1 above, such consent shall not be withheld unreasonably, considered by the Bank from the point of view of its economic best interest as the holder of a collateral assignment of a partnership interest in a general partnership, taking into account the portion of the indebtedness evidenced by the Notes which is then guaranteed (including whether or not the Guaranty of Interest relating to the $35,000,000 Note has been released).

      Notwithstanding the provisions of Section 1 above, if the Bank withholds its consent under this Consent Agreement, even if such consent is withheld reasonably from the Bank's point of view as described above, but the Borrower nonetheless reasonably concludes, after consultation with the Bank on the matter, but without any requirement of an opinion of counsel, that the Borrower is legally obligated under the Agreement to issue its consent to such other partner, then the Bank's consent hereunder shall not be required.

      Any default under this Consent Agreement (a "Consent Default") shall at the election of the Bank upon notice to Borrower constitute a default under each of the Notes and the Bank shall have all the remedies provided under each of the Notes. In addition, a Consent Default shall have the same effect as a "Default in the nature of the failure to perform a monetary obligation" under clause (iii) of Section 8 of each of the Security Agreements securing the Notes for all purposes of such clause
(iii).

      This Consent Agreement shall be a contract made under and governed by the laws of the State of Illinois.

       All notices and consents under this Consent Agreement shall be in writing and shall have been deemed to have been given when delivered personally or on the second business day following the day when deposited in the United States mail, postage prepaid, addressed to the Bank at its address set forth above, to the attention of Reinhard Schneider and Jean Callahan, and, addressed to the Borrower at 875 North Michigan Avenue, Suite 3900, Chicago, Illinois 60611, to the attention of Stuart C. Nathan.

      This Consent Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, without limiting the foregoing, all rights and powers hereunder or with respect hereto of Bank, or any agent or representative of Bank, may be exercised by any successor or assignee of Bank, including any patty to whom the Bank sells a participation interest herein, or any agent or representative or such successor or assignee.

                              JMB/245 PARK AVENUE ASSOCIATES,
                              an Illinois limited partnership

[Corporate Seal]              By Its General Partner

ATTEST:                       JMB Mangers-II, Inc.
                              an Illinois corporation
JOAN R. TREND
-----------------------------

Its   Asst. Secretary
      ---------------------   By:   H. RIGEL BARBER
                                    ----------------------

                              Name: H. RIGEL BARBER
                                    ----------------------
                              Title:Vice President
                                    ----------------------
ACKNOWLEDGED AND AGREED TO:
                              CONTINENTAL ILLINOIS NATIONAL BANK
                              AND TRUST COMPANY OF CHICAGO

ATTEST:                       By:   REINHARD SCHNEIDER
                                    ------------------------------
-----------------------------       Name: Reinhard J. Schneider
Its                                       ----------------------
      ---------------------         Title: Vice President
                                          ----------------------